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                                                                     Exhibit 5.1




April 29, 2004

Haights Cross Communications, Inc.
10 New King Street, Suite 102
White Plains, NY  10604

Ladies and Gentlemen:

We have acted as counsel for Haights Cross Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration of the offer by the Company to exchange up to $135 million in aggregate principal amount at maturity of its 12 1/2% Senior Discount Notes due 2011 (the "New Notes") for its existing 12 1/2% Senior Discount Notes due 2011 (the "Old Notes"). The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of February 2, 2004 (the "Indenture"), by and between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of February 2, 2004, by and between the Company and Bear Stearns & Co. Inc. (the "Registration Rights Agreement").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein, (ii) the Certificate of Incorporation of the Company, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Indenture, (v) the Registration Rights Agreement, (vi) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement and (vii) the form of the New Notes. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, and such other instruments and other certificates of public officials, officers and representatives of the Company and other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.


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Haights Cross Communications, Inc.
April 29, 2004
Page 2


In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of each individual executing any document, and the factual accuracy and completeness of all representations, warranties and other statements made by the parties. We have also assumed that prior to the delivery of any New Notes, the Registration Statement will have been declared effective.

In rendering the opinions expressed below, we express no opinion other than as to the laws of the United States and the State of New York and the Delaware General Corporation Law (the "DGCL") and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL, and also express no opinion with respect to the blue sky securities laws of any states including the State of New York and the State of Delaware.

Based on and subject to the foregoing, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including without limitation the remedy of specific performance.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.


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Haights Cross Communications, Inc.
April 29, 2004
Page 3


This opinion shall be issued in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association Business Law Section as published in 57 Business Lawyer 875.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.



Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP